Exhibit 99.2

[Angelica Letterhead]

January 31, 2006

Warren G. Lichtenstein
Managing Member
Steel Partners II, L.P.
590 Madison Avenue 32nd Floor
New York, NY 10022

Dear Warren:

On behalf of the independent Special Committee of the Board of Directors of Angelica Corporation, I am writing to express my disappointment that Steel Partners II, L.P. (“Steel Partners”) has rejected our offer to increase the size of the Angelica Board to 10 members and add two representatives from Steel Partners.

The Angelica Board of Directors is fully committed to delivering long-term value to all of the Company’s shareholders. Toward that end, we established the Special Committee comprised of exclusively outside directors to evaluate the important issues raised by your December 14, 2005 letter to the Company. We strongly believe our willingness to expand the board to accommodate two directors from Steel Partners is an extremely fair and appropriate response to your request to play a more active role in the Company. As Angelica’s largest shareholder we recognize and value your input and are surprised that this offer does not meet with your acceptance.

We are further disappointed that you feel it is in the best interest of the Company to instead maintain a board size of eight members and have two Steel directors replace existing directors, thereby depriving the Company of valuable expertise and leadership as it implements its strategic plan. We also find it regrettable that you have focused your efforts on having the company amend its anti-takeover defenses in an apparent effort to facilitate a change-in-control without having to provide a change-in-control premium to the Company’s shareholders.

We hope that upon further reflection you will reconsider the offer we have made and recognize that it will provide exactly what you have requested - an opportunity to get closer to and more involved in guiding the strategic direction of the Company. In any event, we will continue to fully represent and protect the interests of all Angelica shareholders.

As importantly, we also want to formally provide you with a forum for sharing your ideas, suggestions and strategies for improving performance at Angelica. As leading investors in the Company and experienced operators of and advisors to other public companies, we would welcome the opportunity to learn what you think we can do to accelerate the company’s progress. Although we have great confidence in the Company’s current strategy as well as management’s ability to successfully implement that strategy, we would be remiss in our obligation to all shareholders by not listening to the ideas of others.

We would welcome having Steel provide us with a written overview of its suggestions for the company or in convening some other type of forum, such as a presentation, to review those recommendations. Please provide us with your input at your earliest convenience.

On behalf of the Special Committee and entire Board of Directors, we genuinely appreciate your interest in the Company. We will continue to pursue a response to your requests that is in the best interest of Angelica Corporation and all of its shareholders and look forward to your candid input on how we can more rapidly achieve the business results that we and all shareholders desire.

Sincerely,

/s/ Ronald J. Kruszewski
Ronald J. Kruszewski
Director and Chairman, Special Independent Committee